Exhibit 99.11

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
						March 2018
	July		April to July			Québec Economic Plan(1)
	2017	2018	2017-2018	2018-2019	Change (%)	2018-2019	Change (%)
GENERAL FUND
Revenue
Own-source revenue	4 079	4 587	19 300	20 788	7.7	61 763	2.3
Federal transfers	1 697	1 762	6 666	6 999	5.0	21 044	3.9
Total revenue	5 776	6 349	25 966	27 787	7.0	82 807	2.7
Expenditure
Program spending	–5 085	–5 316	–23 603	–25 018	6.0	–76 869	5.9
Debt service	–593	–586	–2 352	–2 274	–3.3	–7 160	–0.8
Total expenditure	–5 678	–5 902	–25 955	–27 292	5.2	–84 029	5.3
NET RESULTS OF CONSOLIDATED ENTITIES(2)
Non-budget-funded bodies and special funds(3)	328	424	513	935	—	–339	—
Health and social services and education networks(4)	—	–2	—	–9	—	–26	—
Generations Fund	170	230	676	956	—	2 491	—
Total consolidated entities	498	652	1 189	1 882	—	2 126	—
SURPLUS (DEFICIT)	596	1 099	1 200	2 377	—	904	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–170	–230	–676	–956	—	–2 491	—
Use of the stabilization reserve	—	—	—	—	—	1 587	—
BUDGETARY BALANCE(5)	426	869	524	1 421	—	—	—

GENERAL FUND REVENUE

For July 2018, General Fund revenue reached $6.3 billion, an increase of $573 million compared to July 2017.

  Own-source revenue reached $4.6 billion, an increase of $508 million, or 12.5%, compared to July 2017.

  Federal transfers amounted to $1.8 billion, up $65 million compared to July 2017.

Since the beginning of the fiscal year, General Fund revenue totalled $27.8 billion, an increase of $1.8 billion, or 7.0%, compared to July 31, 2017.

  - Own-source revenue stood at $20.8 billion, up $1.5 billion, or 7.7%, from last year.

  – This increase is due primarily to growth in consumption taxes ($470 million), corporate taxes ($367 million) and personal income tax ($322 million).

  Federal transfers amounted to $7.0 billion, up $333 million compared to July 31, 2017.

  – This growth stems primarily from a $217-million increase in equalization revenue.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
		July			April to July
Revenue by source	2017	2018	Change (%)	2017-2018	2018-2019	Change (%)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	1 190	1 277	7.3	6 892	7 214	4.7
Contributions for health services	570	581	1.9	2 363	2 543	7.6
Corporate taxes	444	590	32.9	1 715	2 082	21.4
Consumption taxes	1 490	1 740	16.8	6 555	7 025	7.2
Other sources	132	168	27.3	608	666	9.5
Total own-source revenue excluding revenue from government enterprises	3 826	4 356	13.9	18 133	19 530	7.7
Revenue from government enterprises	253	231	–8.7	1 167	1 258	7.8
Total own-source revenue	4 079	4 587	12.5	19 300	20 788	7.7
Federal transfers
Equalization	924	978	5.8	3 694	3 911	5.9
Health transfers	511	511	0.0	2 021	2 109	4.4
Transfers for post-secondary education and other social programs	137	135	–1.5	547	538	–1.6
Other programs	125	138	10.4	404	441	9.2
Total federal transfers	1 697	1 762	3.8	6 666	6 999	5.0
TOTAL	5 776	6 349	9.9	25 966	27 787	7.0

GENERAL FUND EXPENDITURE

For July 2018, General Fund expenditure totalled $5.9 billion, up $224 million, or 3.9%, compared to the same period the previous fiscal year.

  Program spending rose by $231 million, or 4.5%, to $5.3 billion.

  - The most significant changes were in the Education and Culture mission ($95 million) and the Economy and Environment mission ($85 million).

  Debt service amounted to $586 million, a decrease of $7 million compared to last year.

Since the beginning of the fiscal year, General Fund expenditure totalled $27.3 billion, up $1.3 billion compared to the same period the previous fiscal year.

  Program spending rose by $1.4 billion, or 6.0%, reaching $25.0 billion.

  – The most significant changes were in the Health and Social Services mission ($521 million), the Economy and Environment mission ($414 million) and the Education and Culture mission ($317 million).

  Debt service amounted to $2.3 billion, a decrease of $78 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
			July			April to July
Expenditure by mission	2017	(6)	2018	Change (%)	2017-2018(6)	2018-2019	Change (%)
Program spending
Health and Social Services	2 795		2 829	1.2	12 521	13 042	4.2
Education and Culture	804		899	11.8	5 641	5 958	5.6
Economy and Environment	559		644	15.2	1 900	2 314	21.8
Support for Individuals and Families	515		536	4.1	2 074	2 154	3.9
Administration and Justice	412		408	–1.0	1 467	1 550	5.7
Total program spending	5 085		5 316	4.5	23 603	25 018	6.0
Debt service	593		586	–1.2	2 352	2 274	–3.3
TOTAL	5 678		5 902	3.9	25 955	27 292	5.2

CONSOLIDATED ENTITIES

For July 2018, the results of consolidated entities showed a surplus of $652 million. These results include:

  a surplus of $54 million for special funds;

  dedicated revenues of $230 million for the Generations Fund;

  a surplus of $370 million for non-budget-funded bodies;

  a deficit of $2 million for the health and social services and education networks.

Since the beginning of the fiscal year, the results of consolidated entities showed a surplus of $1.9 billion. These results include:

  a surplus of $415 million for special funds;

  dedicated revenues of $956 million for the Generations Fund;

  a surplus of $520 million for non-budget-funded bodies;

  a deficit of $9 million for the health and social services and education networks.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
					July 2018
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(4)	Total	Consolidation adjustments	(7)	Total
Revenue	1 152	230	355	839	2 284	—		4 860	–2 783		2 077
Expenditure
Expenditure	–898	—	–355	–839	–1 867	–2		–3 961	2 695		–1 266
Debt service	–200	—	—	—	–47	—		–247	88		–159
Subtotal	–1 098	—	–355	–839	–1 914	–2		–4 208	2 783		–1 425
SURPLUS (DEFICIT)	54	230	—	—	370	–2		652	—		652
					April to July 2018
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(4)	Total	Consolidation adjustments	(7)	Total
Revenue	4 631	956	470	2 340	8 334	—		16 731	–9 561		7 170
Expenditure
Expenditure	–3 428	—	–470	–2 340	–7 632	–9		–13 879	9 230		–4 649
Debt service	–788	—	—	—	–182	—		–970	331		–639
Subtotal	–4 216	—	–470	–2 340	–7 814	–9		–14 849	9 561		–5 288
SURPLUS (DEFICIT)	415	956	—	—	520	–9		1 882	—		1 882

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

For July 2018, the consolidated net financial surplus stood at $2.4 billion, an $873-million decrease of the surplus over last year.

Since the beginning of the fiscal year, the consolidated net financial surplus stood at $264 million, a decrease of $467 million over the last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
		July			April to July
	2017	2018	Change	2017-2018	2018-2019	Change
GENERAL FUND
Revenue
Own-source revenue	4 079	4 587	508	19 300	20 788	1 488
Federal transfers	1 697	1 762	65	6 666	6 999	333
Total revenue	5 776	6 349	573	25 966	27 787	1 821
Expenditure
Program spending	–5 085	–5 316	–231	–23 603	–25 018	–1 415
Debt service	–593	–586	7	–2 352	–2 274	78
Total expenditure	–5 678	–5 902	–224	–25 955	–27 292	–1 337
NET RESULTS OF CONSOLIDATED ENTITIES(2)
Non-budget-funded bodies and special funds(3)	328	424	96	513	935	422
Health and social services and education networks(4)	—	–2	–2	—	–9	–9
Generations Fund	170	230	60	676	956	280
Total consolidated entities	498	652	154	1 189	1 882	693
SURPLUS (DEFICIT)	596	1 099	503	1 200	2 377	1 177
Consolidated non-budgetary surplus (requirements)	2 722	1 346	–1 376	–469	–2 113	–1 644
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	3 318	2 445	–873	731	264	–467

MARCH 2018 QUÉBEC ECONOMIC PLAN BUDGET FORECASTS FOR 2018-2019
(millions of dollars)
	March 2018
	Québec Economic Plan(1)	Change (%)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	23 238	4.7
Contributions for health services	7 382	0.3
Corporate taxes	6 038	2.1
Consumption taxes	19 578	3.3
Other sources	1 655	0.9
Total own-source revenue excluding revenue from government enterprises	57 891	3.3
Revenue from government enterprises	3 872	–10.0
Total own-source revenue	61 763	2.3
Federal transfers	21 044	3.9
TOTAL GENERAL FUND REVENUE	82 807	2.7
Program spending
Health and Social Services	–38 541	4.6	(8)
Education and Culture	–20 368	7.5	(8)
Economy and Environment	–5 716	5.1
Support for Individuals and Families	–6 529	3.8	(8)
Administration and Justice	–5 715	12.9
Total program spending	–76 869	5.9
Debt service	–7 160	–0.8
TOTAL GENERAL FUND EXPENDITURE	–84 029	5.3
Net results of consolidated entities
Non-budget-funded bodies and special funds(3)	–339	—
Health and social services and education networks(4)	–26	—
Generations Fund	2 491	—
TOTAL CONSOLIDATED ENTITIES	2 126	—
Contingency reserve	—	—
SURPLUS (DEFICIT)	904	—
BALANCED BUDGET ACT		—
Deposits of dedicated revenues in the Generations Fund	–2 491	—
Use of the stabilization reserve	1 587	—
BUDGETARY BALANCE(5)	—	—

Appendix

PRE-ELECTION REPORT BUDGET FORECASTS FOR 2018-2019
(millions of dollars)
	Pre-election report	(9)	Change (%)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	23 770		4.5
Contributions for health services	7 379		–1.7
Corporate taxes	6 251		2.6
Consumption taxes	19 723		3.4
Other sources	1 661		–4.3
Total own-source revenue excluding revenue from government enterprises	58 784		2.9
Revenue from government enterprises	3 879		–16.7
Total own-source revenue	62 663		1.4
Federal transfers	20 933		4.3
TOTAL GENERAL FUND REVENUE	83 596		2.1
Program spending
Health and Social Services	–38 541		5.0	(8)
Education and Culture	–20 429		7.0	(8)
Economy and Environment	–6 038		2.8
Support for Individuals and Families	–6 538		4.6	(8)
Administration and Justice	–4 997		7.6
Contingency Fund reserve	–359		—
Total program spending	–76 902		6.0
Debt service	–7 066		–1.1
TOTAL GENERAL FUND EXPENDITURE	–83 968		5.3
Net results of consolidated entities
Non-budget-funded bodies and special funds(3)	–236		—
Health and social services and education networks(4)	–29		—
Generations Fund	2 491		—
TOTAL CONSOLIDATED ENTITIES	2 226		—
Contingency reserve	—		—
SURPLUS (DEFICIT)	1 854		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 491		—
Use of the stabilization reserve	637		—
BUDGETARY BALANCE(5)	—		—

Notes
(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page A.25 of The Québec Economic Plan – March 2018.

(2)	Details of transactions by type of entity are presented on page 4 of this report.
(3)	These results include consolidation adjustments.
(4)	The results of the networks are presented according to the modified equity method of accounting.
(5)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.
(6)	Certain expenditures were reclassified between missions to take into account the transition to the 2018-2019 budgetary structure.
(7)	Consolidation adjustments include the elimination of General Fund program spending.
(8)

To assess growth in 2018-2019 based on comparable spending levels, the percentage changes for that year were calculated by excluding, from 2017-2018 expenditures, transfers from the provision for francization attributed to the Health and Social Services mission ($12 million) and the Support for Individuals and Families mission ($75 million) and including them in the 2017-2018 expenditures of the Education and Culture mission.

(9)	The forecasts correspond to those presented in the Pre-Election Report on the State of Québec’s Public Finances – August 2018.

The next monthly report, which will present the results at August 31, 2018, will be published on November 2, 2018.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.